Exhibit 4.4

CONFIDENTIAL

PROMISSORY NOTE

Twelve Month Fixed Rate (12%) Convertible Loan

Loan Amount (Principal):	$100,000

Points:	4.0 ($4,000 reduced from Principal)

Cash-in Amount:	$96,000

Interest:	1% per month, paid monthly on Principal ($1,000)

Kicker:	10,000 shares restricted common stock – earned upfront

Closing Date: Friday,	April 8, 2022

Due Date (Principal):	April 8, 2023

Due Dates (Interest):	Monthly (May 8, 2022 – April 8, 2023)

Maturity Date:	April 8, 2023 (principal & last interest payment due)

Grace Period (GP) - Interest:	3 Business Days

Penalty after GP - Interest:	$1,000/week, starts on Day 1 post-GP.

Grace Period (Principal):	5 Business Days

Penalty after GP - Principal:	$2,000/week, starts on Day 1 post-GP.

Default:	If loan unpaid at end of 5-day GP, PBIO is in Default

Security:	200,000 PBIO Shares Held in Escrow at Computershare

Voluntary Conversion:	Before Maturity Date, at $2.50/share

Mandatory Conversion:	Upon Up-list @ Lower of $2.50/share or Up-list Price

ACCEPTED BY

XXXXXX XXXXXXXXX	Date	Richard T. Schumacher	Date
Accredited Investor		President & CEO

March 31, 2022.$100k Note